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                                                                   EXHIBIT 10.11

                             [ON TEKELEC LETTERHEAD]

                                 March 26, 1997


Allan J. Toomer
President
Tekelec
5151 McCrimmon Parkway
Suite 216
Morrisville, NC  27560


Dear Allan:

     This letter confirms the principal terms of your employment with Tekelec for 1997 which were approved by the Board of Directors of Tekelec and which, upon your acceptance, will replace the executory obligations of Tekelec under that certain letter agreement dated November 22, 1995 between you and the Company.

     The principal terms of your employment are as follows:

     1. Title. You will serve as President of Tekelec through December 31, 1997. In addition, subject to your reelection to the Board of Directors at the Company's Annual Shareholders Meeting in May 1997, you will serve as a member of the Board of Directors at least through December 31, 1997.

     2. Annual Base Salary. Your annual base salary for 1997 will be $250,000.

     3. 1997 Officer Bonus Plan. You will be eligible to participate in the 1997 Officer Bonus Plan in accordance with the terms thereof.

     4. Warrant. At its meeting on January 25, 1997, the Board granted to you a warrant to purchase 40,300 shares of Tekelec Common Stock at $18.625 per share, vesting in three equal installments on June 30, 1997, September 30, 1997 and December 31, 1997 as long as you remain an employee of the Company. The warrant will vest in full and become immediately exercisable upon the termination of your employment prior to December 31, 1997 for any reason other than (i) your voluntary termination without "good reason" as such term is defined in the Company's Officer Severance Plan or (ii) "for cause" as such term is defined in the Officer Severance Plan.

     5. Severance Payment. Upon the termination of your employment with the Company (i) after June 30, 1997 for any reason or (ii) upon your death or disability at any time, and in lieu of any severance benefits that you may be entitled to under the Company's Officer Severance Plan, the Company will pay to you or your estate, as the case may be, a severance payment in the amount of $400,000, payable within 30 days following your termination in one lump sum or at such times and in such installments as you or your estate elect. If your
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Allan J. Toomer
March 26, 1997
Page 2

employment with the Company terminates prior to July 1, 1997 under circumstances not entitling you to receive the above-described $400,000 severance payment, you will be eligible to receive severance benefits in accordance with the terms of the Company's Officer Severance Plan.

     6. Acceleration of Outstanding Options. Provided that you remain as an officer of the Company through December 31, 1997, all installments of stock options granted to you under the Company's 1994 Stock Option Plan that are scheduled to vest after December 31, 1997, will vest in full and become immediately exercisable at the close of business on December 31, 1997.

     If the foregoing meets with your approval, then please so indicate by signing the enclosed copy of this letter and returning it to me. The Company greatly appreciates the contributions that you have made to the Company's success and believes that you will provide Tekelec with the leadership and the management expertise and experience needed to continue Tekelec's growth in 1997.

                                        Very truly yours,

                                        /s/ JON F. RAGER

                                        Jon F. Rager
                                        on behalf of the
                                        Tekelec Compensation Committee
Enclosure

cc:  Tekelec Board of Directors

ACCEPTED AND AGREED.


/s/ ALLAN J. TOOMER
-------------------------------
Allan J. Toomer

Dated:  March 27, 1997